Exhibit 99.1

                    U.S. Industries Completes Sale of SiTeco

WEST PALM BEACH, FL. October 18, 2002 --U.S. Industries, Inc. (NYSE-USI) announced today that it has completed the sale of SiTeco, its European lighting division, to funds advised by JPMorgan Partners, the private equity arm of JPMorgan Chase & Company. Total consideration paid at closing was approximately EUR 113 million in cash. The purchase price was reduced from the amount originally announced in early August by about EUR 7 million due to financing considerations as a result of softness in SiTeco's sales during the fourth quarter and a revised forecast as a result of a lowered outlook for the German economy for 2003.

SiTeco, based in Traunreut, Germany, manufactures and distributes lighting systems in Germany, Austria, Slovenia and other countries.

U.S. Industries owns several major businesses selling branded bath and plumbing products, along with its consumer vacuum cleaner company. The Company's principal brands include Jacuzzi, Zurn, Sundance Spas, Eljer, and Rainbow Vacuum Cleaners.

Disclosure Concerning Forward-Looking Statements
Any forward-looking statements made in this release represent management's best judgment as to what may occur in the future. Various economic and competitive factors could cause actual results to differ materially from those discussed in such forward-looking statements, including some factors which will be outside of the control of the Company, such as availability of acquisition financing for purchasers of businesses under the Company's disposal plan, consumer spending patterns, availability of consumer and commercial credit, interest rates, currency exchange rates, inflation rates, adverse weather, energy costs and availability, freight costs, the level of residential and commercial construction, and the cost of raw materials, along with other specific factors with respect to the Company's businesses as set forth in the Company's reports and other documents filed with the Securities and Exchange Commission.